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                     February 20, 2024

       Ke Chen
       Chief Financial Officer
       Emeren Group Ltd
       100 First Stamford Place, Suite 302
       Stamford, CT 06902

                                                        Re: Emeren Group Ltd
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-33911

       Dear Ke Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Ben Rikkers